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                                                            Exhibit (10) (a)

                       Consent of Independent Accountants

We hereby consent to the use in this Registration Statement on Form N-4 (the "Registration Statement") of our report dated April 5, 2002, relating to the financial statements of the Strategic Partners Subaccounts of the Pruco Life Flexible Premium Variable Annuity Account, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our report dated February 21, 2002, relating to the financial statements of Pruco Life Insurance Company and its subsidiaries, which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


PricewaterhouseCoopers LLP



New York, New York


October 25, 2002